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                                   EXHIBIT 5.1


                                                    November 12, 1998

Hudson Hotels Corporation
One Airport Way, Suite 200
Rochester, NY  14624

         RE:      Hudson Hotels Corporation - Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Hudson Hotels Corporation, a New York corporation (hereinafter called the "Company"), in connection with its Registration Statement on Form S-3, filed under the Securities Act of 1933, relating to the proposed resale of 200,000 common shares of the Company, $.001 par value ("Common Shares") by certain Selling Shareholders.

         In that connection, we have examined the Certificate of Incorporation of the Company, as amended, the by-laws of the Company, as amended, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, it is our opinion that:

          1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of New York.

          2. The Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-referenced Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement.


                                              Very truly yours,

                                            BOYLAN, BROWN, CODE,
                                        FOWLER, VIGDOR & WILSON, LLP



                                              Alan S. Lockwood
ASL/slc